Exhibit 99.1

                            FOR IMMEDIATE RELEASE

              Union Bankshares Announces Third Quarter Earnings
                       and Quarterly Dividend Payment

Morrisville, VT October 13, 2004 - Union Bankshares, Inc. (AMEX - UNB) today announced net income for the quarter ended September 30, 2004 was $1.5 million or $.33 per share compared to $1.4 million or $.30 per share for the same period in 2003.

A quarterly dividend of $.24 per share was declared on October 13, 2004 to shareholders of record October 23, 2004, payable October 27, 2004. This is an increase of $.02 per share over the previous dividend paid in July.

Union, with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont. As of September 30, 2004 the Company had approximately $360 million in consolidated assets and operated 12 banking offices and 29 ATM facilities in Vermont and a loan origination office in the adjacent Littleton, New Hampshire market.


Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.


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